Exhibit 2.6

Execution Version

ASSET PURCHASE AGREEMENT

between

CARLISLE ASIA PACIFIC LIMITED

and

CTP TRANSPORTATION PRODUCTS, LLC

dated as of

October 20, 2013

i

INDEX TO EXHIBITS

Exhibit A	–	Bill of Sale
Exhibit B	–	Assignment and Assumption Agreement

ii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of October 20, 2013, is entered into between Carlisle Asia Pacific Limited, a limited liability company incorporated under the Laws of Hong Kong S.A.R., the People’s Republic of China (“Meizhou Seller”), and CTP Transportation Products, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, Carlisle Companies Incorporated, a Delaware corporation (the “Company”) and Buyer have simultaneously herewith entered into that certain Master Transaction Agreement (the “MTA”), which contemplates entry into five purchase agreements between Buyer and the appropriate Subsidiary of the Company, including this Agreement, to effect the sale of the Company’s Transportation Products Business to Buyer;

WHEREAS, Meizhou Seller is an indirect, wholly owned Subsidiary of the Company and is engaged in the Transportation Products Business; and

WHEREAS, Meizhou Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Meizhou Seller, certain assets and liabilities of Meizhou Seller described herein related to the Transportation Products Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“HKD” means Hong Kong Dollars, the lawful currency of Hong Kong as of the date hereof.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Knowledge of Meizhou Seller” or “Meizhou Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of those persons listed on Section 1.1(a) of the Disclosure Schedule after reasonable inquiry.

“Ordinary Course of Business” means the ordinary course of business consistent with the past custom and practice of the Transportation Products Business as conducted by Meizhou Seller.

“Permitted Encumbrances” means (i) Encumbrances securing Indebtedness that comprise the Closing Indebtedness; (ii) Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business; or (iv) other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect.

“Transaction Documents” means this Agreement, the MTA, the Bill of Sale, the Assignment and Assumption Agreement, the other Sub-Agreements, the Trademark License Agreement and the other agreements, instruments and documents required to be delivered at the Hong Kong Closing.

In addition to the terms defined in this Article I and in the MTA, the following terms shall have the respective meanings assigned thereto in the Sections of this Agreement indicated below:

Term	Section
Accounts Payable	Section 2.01(b)
Accounts Receivable	Section 2.01(a)
Agreement	Preamble
Allocation Schedule	Section 2.05(b)
Assignment and Assumption Agreement	Section 2.07(b)(ii)
Bill of Sale	Section 2.07(b)(i)
Buyer	Preamble
Buyer Benefit Plans	Section 5.02(c)
Buyer Closing Certificate	Section 6.03(e)
Company	Recitals
Disclosure Schedule	Article III
Excluded Assets	Section 2.02
Excluded Liabilities	Section 2.04
Existing Liabilities	Section 5.12(a)
HKIAC Rules	Section 9.10(b)
Hong Kong Assets	Section 2.01
Hong Kong Closing	Section 2.07(a)
Hong Kong Closing Date	Section 2.07(a)
Hong Kong Purchase Price	Section 2.05(a)
IBA Rules	Section 9.10(b)
Insurance Coverage	Section 5.12(a)
Insurance Coverage Claim	Section 5.12(a)
Intercompany Accounts Payable	Section 2.01(d)
Intercompany Accounts Receivable	Section 2.01(d)
Material Contracts	Section 3.04(a)
MTA	Recitals
Meizhou Seller Closing Certificate	Section 6.02(c)
Reimbursement Amounts	Section 5.12(b)
Transferred Employees	Section 5.02(a)

In addition to the terms defined in this Article I and throughout this Agreement, capitalized terms not defined herein shall have the meaning set forth in the MTA.

ARTICLE II
PURCHASE AND SALE

Section 2.01                            Purchase and Sale.  Subject to the terms and conditions set forth herein, at the Hong Kong Closing, Meizhou Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Meizhou Seller, for the consideration specified in Section 2.05, free and clear of all Encumbrances other than Permitted Encumbrances, all of Meizhou Seller’s right, title and interest in, to and under the following assets, properties and rights of Meizhou Seller to the extent that such assets, properties and rights exist as of the Hong Kong Closing Date (collectively, the “Hong Kong Assets”):

(a)                                 the accounts receivable set forth on Section 2.01(a) of the Disclosure Schedule (the “Accounts Receivable”);

(b)                                 the accounts payable of Meizhou Seller set forth on Section 2.01(b) of the Disclosure Schedule (the “Accounts Payable”);

(c)                                  the inventory set forth on Section 2.01(c) of the Disclosure Schedule;

(d)                                 certain intercompany accounts receivable (the “Intercompany Accounts Receivable”) and intercompany accounts payable (the “Intercompany Accounts Payable”), in each case, as referred to in clause (i) of Section 5.15 of the MTA .

Section 2.02                            Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, all assets of Meizhou Seller other than the Hong Kong Assets shall be excluded from the sale and purchase of assets hereunder (the “Excluded Assets”), and Buyer shall not acquire any right, title or interest in the Excluded Assets. Without limiting the generality of the foregoing, except for the limited license rights expressly granted to Buyer in the Trademark License Agreement, Meizhou Seller is not transferring to Buyer (or any Affiliate of Buyer), and reserves all right, title and interest in and to, the Company Group Names.

Section 2.03                            Assumed Liabilities.  Subject to the terms and conditions set forth herein, on and after the Hong Kong Closing, Buyer shall assume and agrees to pay, perform and discharge when due any and all liabilities and obligations of Meizhou Seller arising out of or relating to the Hong Kong Assets, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”).

Section 2.04                            Excluded Liabilities.  Buyer shall not assume and shall not be responsible to pay, perform or discharge any liability or obligation of Meizhou Seller, other than the Assumed Liabilities, and that nothing in this Agreement will be construed as an agreement otherwise.  Notwithstanding anything to the contrary herein, the following liabilities and obligations of Meizhou Seller (collectively, the “Excluded Liabilities”) are not part of the purchase and sale contemplated by this Agreement and will be the sole responsibility of Meizhou Seller following the Hong Kong Closing:

(a)                                 any liabilities or obligations relating to or arising out of the Excluded Assets;

(b)                                 any liabilities or obligations for (i) Taxes relating to the Hong Kong Assets arising in or incurred with respect to any Taxable Period or portion of a Taxable Period ending on or prior to the Hong Kong Closing Date, and (ii) any other Taxes of Meizhou Seller for any Taxable Period (other than Taxes allocated to Buyer under Section 5.07 of the MTA and Taxes accrued and reflected in the calculation of Net Working Capital); and

(c)                                  any liabilities or obligations that relate to a breach of an Assigned Contract by Meizhou Seller that occurred or arose prior to or on the Hong Kong Closing Date; and

(d)                                 any liabilities or obligations of Meizhou Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others.

Section 2.05                            Purchase Price and Allocation.

(a)                                 The aggregate purchase price for the Hong Kong Assets shall be the Allocated Price designated for the Hong Kong Assets as set forth in Section 2.02(b)(v) of the MTA (the “Hong Kong Purchase Price”), plus the assumption of the Assumed Liabilities. The Hong Kong Purchase Price shall be paid and is subject to adjustment in accordance with the terms of the MTA.

(b)                                 Within 90 days after the Hong Kong Closing Date, Buyer shall deliver a schedule allocating the Hong Kong Purchase Price (including any Assumed Liabilities treated as consideration for the Hong Kong Assets for Tax purposes) to and among the Hong Kong Assets (the “Allocation Schedule”). The Allocation Schedule prepared by Buyer shall be deemed final unless Meizhou Seller or the Company notifies Buyer in writing that Meizhou Seller or the Company objects to one or more items reflected in the Allocation Schedule within 30 days after delivery of the Allocation Schedule to Meizhou Seller or the Company. In the event of any such objection, the Company and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if the Company and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 30 days after the delivery of the Allocation Schedule to Meizhou Seller or the Company, such dispute shall be resolved by the Independent Accounting Firm or, if the Independent Accounting Firm is unable to serve, another impartial nationally recognized firm of independent certified public accountants mutually appointed by Buyer and the Company. The decision of the Independent Accounting Firm shall be final and binding upon the Company and Buyer and the decision of the Independent Accounting Firm shall constitute an arbitral award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover. In the event the Company and Buyer submit any such dispute to the Independent Accounting Firm for resolution, the Company and Buyer shall each pay their own costs and expenses incurred under this Section 2.05 and one-half of the fees and costs of the Independent Accounting Firm. Meizhou Seller and Buyer agree to file their respective Tax Returns in accordance with the Allocation Schedule.  Neither Meizhou Seller nor

Buyer shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation Schedule unless required to do so by applicable Law.

Section 2.06                            Non-assignable Assets.

(a)                                 Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.06, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Hong Kong Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Hong Kong Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article VI, the Hong Kong Closing shall occur notwithstanding the foregoing without any adjustment to the Hong Kong Purchase Price on account thereof. Following the Hong Kong Closing, Meizhou Seller and Buyer shall use commercially reasonable best efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to transfer or assign such Hong Kong Assets and to novate all liabilities and obligations under any and all Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely entitled to the rights and benefits under, and responsible for such liabilities and obligations from and after the Hong Kong Closing Date; provided, however, that Buyer shall not be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Meizhou Seller shall sell, assign, transfer, convey and deliver to Buyer the relevant Hong Kong Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid in accordance with Section 5.07(h) of the MTA.

(b)                                 To the extent that any Hong Kong Asset and/or Assumed Liability cannot be transferred to Buyer following the Hong Kong Closing pursuant to this Section 2.06, Buyer and Meizhou Seller shall use commercially reasonable best efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Hong Kong Asset and/or Assumed Liability to Buyer as of the Hong Kong Closing and the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for Meizhou Seller pay, perform and discharge fully the liabilities and obligations of Meizhou Seller thereunder from and after the Hong Kong Closing Date. To the extent permitted under applicable Law, Meizhou Seller shall, at Buyer’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Hong Kong Asset and all income, proceeds and other monies received by Meizhou Seller to the extent related to such Hong Kong Asset in connection with the arrangements under this Section 2.06. Meizhou Seller shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Hong Kong Assets. Notwithstanding anything herein to the contrary, the provisions of this Section 2.06 shall not apply to any consent or approval required under any Antitrust Law, which consent or approval shall be governed by Section 5.04 of the MTA.

Section 2.07                            Closing; Transactions to be Effected at the Hong Kong Closing.

(a)                                 Subject to the terms and conditions set forth in this Agreement, the purchase and sale of the Hong Kong Assets contemplated hereby shall take place at a closing (the “Hong Kong Closing”) to be held at the same time and place as the Closing as specified in the MTA (the day on which the Hong Kong Closing takes place being the “Hong Kong Closing Date”).

(b)                                 At the Hong Kong Closing, Meizhou Seller shall deliver to Buyer:

(i)                                     a bill of sale in the form of Exhibit A hereto (the “Bill of Sale”) and duly executed by Meizhou Seller, transferring the tangible personal property included in the Hong Kong Assets to Buyer;

(ii)                                  an assignment and assumption agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) and duly executed by Meizhou Seller, effecting the assignment to and assumption by Buyer of the Hong Kong Assets and the Assumed Liabilities;

(iii)                               the Meizhou Seller Closing Certificate;

(iv)                              all other agreements, documents, instruments or certificates required to be delivered by Meizhou Seller at or prior to the Hong Kong Closing pursuant to Section 6.02 of this Agreement; and

(v)                                 such other customary affidavits, certificates instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(c)                                  At the Hong Kong Closing, Buyer shall:

(i)                                     deliver to the Company all payments described in Section 2.04(b)(i) of the MTA;

(ii)                                  deliver to Meizhou Seller the Assignment and Assumption Agreement duly executed by Buyer;

(iii)                               deliver to Meizhou Seller the Buyer Closing Certificate; and

(iv)                              deliver to Meizhou Seller deliver all agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Hong Kong Closing pursuant to Section 6.03 of this Agreement.

(d)                                 Upon payment by Buyer of the amounts described in Section 2.07(c)(i) above, Buyer shall be deemed, for all purposes, to have satisfied in full the obligations of Buyer to pay any amount due pursuant to this Agreement (other than any amounts that may be due pursuant to Section 2.05 or Article VII of the MTA, if any) and Buyer shall have no further obligation to any Person for such payments.

(e)                                  All items delivered by the parties at the Hong Kong Closing (including items delivered pursuant to Article VI) will be deemed to have been delivered simultaneously, and no items will be deemed delivered or waived until all have been delivered.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MEIZHOU SELLER

Meizhou Seller hereby represents and warrants to Buyer that, except as set forth on the Disclosure Schedule delivered by Meizhou Seller to Buyer on the date hereof (the “Disclosure Schedule”), as of the date of this Agreement:

Section 3.01                            Organization, Authority and Qualification of Meizhou Seller.  Meizhou Seller is a limited liability company duly established, validly existing and in good standing under the Laws of Hong Kong. Meizhou Seller has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which Meizhou Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Meizhou Seller of this Agreement and the other Transaction Documents to which Meizhou Seller is a party, the performance by Meizhou Seller of its obligations hereunder and thereunder and the consummation by Meizhou Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Meizhou Seller.  This Agreement and the other Transaction Documents to which Meizhou Seller is a party have been duly executed and delivered by Meizhou Seller, and (assuming due authorization, execution and delivery by Buyer and by other respective counterparties) this Agreement and each of the other Transaction Documents to which Meizhou Seller is a party each constitutes a legal, valid and binding obligation of Meizhou Seller, enforceable against Meizhou Seller in accordance with its and their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).  Meizhou Seller has made available to Buyer prior to the date hereof complete and correct copies of its Organizational Documents, as amended and in effect as of the date hereof.  Meizhou Seller has all necessary corporate power and authority to own, operate or lease the Hong Kong Assets now owned, operated or leased by it and to carry on its portion of the Transportation Products Business as it is conducted on the date hereof.  Meizhou Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the operation of its business as conducted on the date hereof makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 3.02                            No Conflicts; Consents.  The execution, delivery and performance by Meizhou Seller of this Agreement and the Transaction Documents to which Meizhou Seller is a party, and the consummation of the transactions contemplated hereby and thereby and the consummation of the transactions contemplated by the MTA, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of Meizhou Seller; (b) result in a material violation or breach of any provision of any Law or Governmental Order applicable to Meizhou Seller, the Company or any Subsidiary of the Company; or (c) except as set forth in Section 3.02 of the Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or give rise to any right of termination or acceleration with respect to (with or without the lapse of time or the giving of notice) of any (i) Material Contract or (ii) any other Contract, except in the case of clause (ii) where the violation, breach, conflict, default, acceleration, termination or failure to give notice would not, in the aggregate, have a Material Adverse Effect.  No consent, approval, Permit, Governmental Order, declaration, registration or filing with, or notice to, any Governmental Authority is required by or with respect to Meizhou Seller in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which Meizhou Seller is a party and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act or any other Antitrust Law and as set forth in Section 3.02 of the Disclosure Schedule and such consents, approvals, Permits, Governmental Orders, declarations, registrations, filings or notices the failure of which to be obtained or made would not, individually or in the aggregate, be material to the Transportation Products Business as conducted by Meizhou Seller.

Section 3.03                            Absence of Certain Changes, Events and Conditions.  Except as expressly contemplated by this Agreement or the MTA or as set forth on Section 3.03 of the Disclosure Schedule, from the Balance Sheet Date until the date of this Agreement, Meizhou Seller has operated its portion of the Transportation Products Business in the Ordinary Course of Business in all material respects and there has not been any:

(a)                                 Material Adverse Effect;

(b)                                 amendment of the Organizational Documents of Meizhou Seller;

(c)                                  split, combination or reclassification of any equity interests of Meizhou Seller;

(d)                                 issuance, sale or other disposition of any of the equity interests, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the equity interests of Meizhou Seller;

(e)                                  material change in any method of accounting or accounting practice of Meizhou Seller, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements;

(f)                                   incurrence, assumption or guarantee by Meizhou Seller of any Indebtedness in an aggregate amount exceeding $100,000 (or the equivalent amount in HKD), except borrowings under existing credit facilities set forth in the Disclosure Schedule and any Indebtedness which constitutes Closing Indebtedness;

(g)                                  obligation or liability with respect to capital expenditures that require amounts greater than $250,000 in the aggregate to be expended after the Hong Kong Closing Date;

(h)                                 loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business and having an aggregate value of less than $100,000;

(i)                                     acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof by Meizhou Seller;

(j)                                    sale, lease, license, encumbrance (other than those arising by operation of law), transfer or other disposition of any of the assets shown or reflected on the Interim Balance Sheet, except sales of inventory in the Ordinary Course of Business and except for assets having an aggregate value of less than $100,000 during such period of time; or

(k)                                 agreement by Meizhou Seller to do any of the foregoing, or any action or omission by Meizhou Seller that would result in any of the foregoing.

Section 3.04                            Material Contracts.

(a)                                 Section 3.04(a) of the Disclosure Schedule sets forth a list, as of the date hereof, of: (i) all Contracts by which any of the Hong Kong Assets are bound or affected and (ii) any Contract relating to the Transportation Products Business between or among Meizhou Seller on the one hand and the Company or any Affiliate of the Company (other than Meizhou Seller) on the other hand (collectively, the “Material Contracts”).

(b)                                 Each Material Contract is legal, valid, binding, and enforceable against Meizhou Seller and, to Meizhou Seller’s Knowledge, each other party to such Material Contract, in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity).  Neither Meizhou Seller nor, to Meizhou Seller’s Knowledge, any other party to any Material Contract, is in material breach or material default under any Material Contract.  Meizhou Seller has made available to Buyer a complete and correct copy of each of the Material Contracts.  Meizhou Seller has not received written notice from any party to a Material Contract of any material breach or default or that such party intends to materially modify, cancel or terminate a Material Contract.

Section 3.05                            Title to Assets.  Meizhou Seller has good title to, or a valid leasehold interest in, all Hong Kong Assets in all material respects free and clear of all Encumbrances, except for Permitted Encumbrances.  The Hong Kong Assets are reflected in the Interim Balance Sheet, other than assets that were sold or acquired in the Ordinary Course of Business since the Interim Balance Sheet Date.  The material items of tangible personal property included in the Hong Kong Assets that are currently being used in the operation of the Transportation Products Business are in all material respects, in reasonable working order, ordinary wear and tear excepted.

Section 3.06                            Legal Proceedings; Governmental Orders.

(a)                                 Other than as set forth in Section 3.06(a) of the Disclosure Schedule, there are no (and in the past three years there have been no material actions, suits, claims, audits investigations or other legal proceedings pending or threatened against (or brought by) Meizhou Seller affecting any of the Hong Kong Assets.

(b)                                 Except as set forth on Section 3.06(b) of the Disclosure Schedule, there are no outstanding Governmental Orders against Meizhou Seller or any of the Hong Kong Assets.

Section 3.07                            Compliance With Laws; Permits.

(a)                                 Meizhou Seller is, and for the past three years has been, in compliance, in all material respects, with all requirements of Law and all Governmental Orders to which it or the Hong Kong Assets are subject.  No Governmental Authority has provided any written notice or, to the Knowledge of Meizhou Seller, any other notice or Governmental Order to Meizhou Seller, or filed and served any complaint on Meizhou Seller, in each case with respect to any alleged violation by Meizhou Seller of any requirement of Law or any Governmental Order, that remains unresolved as of the date hereof.

(b)                                 As of the date of this Agreement, Meizhou Seller holds and is in compliance, in all material respects, with all material Permits that are necessary for the operation of its portion of the Transportation Products Business as conducted on the date hereof.  No Governmental Authority has provided any notice, citation, summons or order to Meizhou Seller, or filed and served any complaint on Meizhou Seller, in each case with respect to any alleged failure by Meizhou Seller to have any Permit, that remains unresolved as of the date hereof.  None of the representations and warranties contained in this Section 3.07 shall be deemed to relate to tax matters (which are governed by Section 3.08).

Section 3.08                            Taxes.

(a)                                 Except as set forth in Section 3.08 of the Disclosure Schedule:

(i)                                     Meizhou Seller has filed (taking into account any valid extensions) all material Tax Returns required to be filed by Meizhou Seller with respect to the Hong Kong Assets.  Such Tax Returns are complete and correct in all material respects.  Meizhou Seller is not currently the beneficiary of any extension of time within which to file any material Tax Return related to the Hong Kong Assets other than extensions of time to file Tax Returns obtained in the Ordinary Course of Business.  All material Taxes due and owing by Meizhou Seller with respect to the Hong Kong Assets have been paid or accrued.

(ii)                                  There are no Encumbrances for Taxes upon any of the Hong Kong Assets, other than Permitted Encumbrances.

(iii)                               No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of Meizhou Seller related to the Hong Kong Assets.

(iv)                              There are no ongoing actions, suits, claims, investigations, audits, assessments, arbitrations or inquiries or other legal proceedings by any taxing authority against Meizhou Seller related to the Hong Kong Assets.

(v)                                 Meizhou Seller is not a party to any Tax allocation or sharing agreements under which Meizhou Seller could be liable for Tax of another Person.

(vi)                              Meizhou Sellers has for the past three years complied in all material respects with all applicable Laws relating to transfer pricing and has appropriate contemporaneous documentation supporting its transfer pricing methodologies and positions.

(b)                                 The representations and warranties set forth in this Section 3.08 are Meizhou Seller’s sole and exclusive representations and warranties regarding Tax matters.

Section 3.09                            Affiliate Transactions.  Except for (a) normal advances to directors, officers and Employees in the Ordinary Course of Business, (b) payment of compensation to directors, officers and Employees in the Ordinary Course of Business, (c) participation in the Benefit Plans by directors, officers and Employees, and (d) the agreements or arrangements listed on Section 3.09 of the Disclosure Schedule, Meizhou Seller is not a party to, and since September 1, 2012, has not been a party to, any Contract or arrangement to purchase, acquire or lease any material property, goods or services from, or sell, transfer or lease any material property or services to, or loan or advance any material amount of money to, or borrow any material amount of money from, or is a party to any management, consulting or similar agreement with the Company or any of its respective Affiliates.  The following shall be set forth with respect to each such contract or arrangement on Section 3.09 of the Disclosure Schedule: (x) a description of such contract or arrangement, and (y) the total amount paid by or paid to Meizhou Seller with respect to such contract or arrangement since September 1, 2012, and, if applicable, the volume of business.

Section 3.10                            Illegal Payments.  None of Meizhou Seller or its officers, directors, general managers or employees has, with respect to the portion of the Transportation Products Business conducted by it, directly or indirectly, within the past five years, (a) agreed to give, or given, offered, authorized or promised, any gifts of money, property or services to any Person in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other similar anti-corruption Law, (b) given or received anything of value to or from a government official or customer for the purpose of obtaining or retaining business, or (c) has otherwise made any illegal or improper payments to, or provided any illegal or improper benefit or inducement for, any governmental official, supplier or client in an attempt to influence any such person to take or refrain from taking any action.

Section 3.11                            No Other Representations and Warranties.  Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedule hereto), and the representations and warranties contained in the Transaction Agreements (including the related portions of the disclosure schedules thereto), neither Meizhou Seller nor any of its Representatives has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Meizhou Seller, including any representation or warranty as to the accuracy or completeness of any information regarding Meizhou Seller furnished or made available to Buyer and its Representatives (including the Confidential Information Memoranda prepared by the Company Investment Banker and dated July 2012 and April 2013 and any information, documents or material made available to Buyer (including information, documents or material included in the Data Room), management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the historical or future revenue, profitability or success of the Transportation Products Business, or any representation or warranty arising from statute or otherwise in Law.  None of Meizhou Seller, the Company, any Subsidiary of the Company or any other Person is, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking statements of the Transportation Products Business.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Meizhou Seller, as of the date of this Agreement as follows:

Section 4.01                            Organization and Authority of Buyer.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.  Buyer has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer.  This Agreement and the other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Meizhou Seller) this Agreement and each of the other Transaction Documents to which Buyer is a party each constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its and their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

Section 4.02                            No Conflicts; Consents.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:  (a) result in a violation or breach of any provision of the Organizational Documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required any Antitrust Law and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.03                            Legal Proceedings.  There are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.04                            Exclusivity of Representations.  The representations and warranties made by Buyer in this Article IV are the exclusive representations and warranties made by Buyer.  Buyer hereby disclaims any other express or implied representations or warranties with respect to itself.

Section 4.05                            Independent Investigation.  Buyer acknowledges and agrees that the representations and warranties made by Meizhou Seller in Article III and the representations set forth in the Transaction Agreements are the exclusive representations and warranties regarding Meizhou Seller and the members of the Company Group.  Without limiting the generality of the foregoing, Buyer acknowledges that none of Meizhou Seller, the Company, any Subsidiary of the Company or any of their respective Representatives makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered to or made available to Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Transportation Products Business or the future business and operations of the Transportation Products Business, or (b) any other information or documents made available to Buyer or its Representatives with respect to the Transportation Products Business or any of the Hong Kong Assets, Meizhou Seller’s liabilities or Meizhou Seller’s operations, in each case, except as expressly set forth in this Agreement.

ARTICLE V
COVENANTS

Section 5.01                            Conduct of Business Prior to the Hong Kong Closing.

(a)                                 From the date hereof until the Hong Kong Closing, except as otherwise provided in this Agreement or the MTA or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Meizhou Seller shall: (i) conduct its portion of the Transportation Products Business in the Ordinary Course of Business; and (ii) use commercially reasonable best efforts to maintain and preserve intact the current organization, business and franchise of Meizhou Seller and to preserve, in all material respects, the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with Meizhou Seller.  From the date hereof until the Hong Kong Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Meizhou Seller shall not take or fail to take any action that would cause any of the changes, events or conditions described in Section 3.03 to occur.

(b)                                 Nothing contained in this Agreement shall be construed to give to Buyer, directly or indirectly, rights to control or direct the business or operations of Meizhou Seller prior to the Hong Kong Closing.  Prior to the Hong Kong Closing, Meizhou Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its business and operations.

Section 5.02                            Employees; Benefit Plans.

(a)                                 Buyer shall, or shall cause an Affiliate of Buyer to, offer employment effective on the Hong Kong Closing Date to Employees listed on Section 5.02 of the Disclosure Schedule Such Employees who accept such employment shall commence employment with Buyer or an Affiliate of Buyer immediately following the Hong Kong Closing, and are referred to herein as “Transferred Employees”.  Such offers of employment shall be contingent upon each Employee satisfying Buyer’s customary candidate screening procedures and remaining employed by Meizhou Seller until terminated by Meizhou Seller immediately prior to the Hong Kong Closing.  Any such Employees who do not accept Buyer’s offer of employment shall not be Transferred Employees, and Buyer shall have no liability for any claims with respect to such Employee’s employment and termination of employment by Meizhou Seller.

(b)                                 During the period commencing at the Hong Kong Closing and ending on the date which is 12 months from the Hong Kong Closing, Buyer shall provide each Transferred Employee with: (i) base salary or hourly wages which are no less favorable in the aggregate than the base salary or hourly wages provided by Meizhou Seller immediately prior to the Hong Kong Closing; (ii) target bonus incentive compensation opportunities (excluding equity-based compensation), if any, which are no less favorable in the aggregate than the target incentive compensation opportunities (excluding equity-based compensation) provided by Meizhou Seller immediately prior to the Hong Kong Closing; (iii) benefits that are no less favorable in the aggregate than those provided under Benefit Plans in effect for such Transferred Employee immediately prior to the Hong Kong Closing; and (iv) severance benefits that are no less favorable in the aggregate than the practice, plan or policy in effect for such Transferred Employee immediately prior to the Hong Kong Closing, excluding benefits under or related to defined benefit pension plans, supplemental executive retirement plans, non-qualified deferred compensation, and retiree medical and life.  Buyer shall recognize the past service of the Transferred Employees with Meizhou Seller for any required notice of termination, termination or severance payment (contractual, statutory or common law).

(c)                                  With respect to any employee benefit plan maintained by Buyer or its Subsidiaries (collectively, “Buyer Benefit Plans”) in which any Transferred Employees will participate effective as of the Hong Kong Closing, Buyer shall recognize all service of the Transferred Employees with Meizhou Seller, as the case may be, as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Transferred Employees may be eligible to participate after the Hong Kong Closing, and/or to the extent the recognition of such service credit otherwise affects the provision of benefits pursuant to such plan; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Benefit Plan.  In addition, at such time as any Transferred Employees are transitioned over to Buyer Benefit Plans, Buyer or the relevant Subsidiary shall waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Transferred Employees (except that, for insured benefit plans, any such waiver must be permitted under the terms of the insurance policy).  The Transferred Employees shall cease to accrue benefits under and cease to participate in the Benefit Plans effective as of the Hong Kong Closing.

(d)                                 This Section 5.02 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement and the other members of the Company Group, and nothing in this, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this.  Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement.  The parties hereto acknowledge and agree that the terms set forth in this shall not create any right in any Employee or any other Person to any continued employment with Meizhou Seller or Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 5.03                            Access to Information; Confidentiality; Books and Records.  From the date hereof until the Hong Kong Closing, Meizhou Seller shall comply with the Company’s obligations set forth in Sections 5.02, 5.03 and 5.05(b) of the MTA.

Section 5.04                            Governmental Approvals and Other Third-Party Consents.  CTP shall comply with the Company’s obligations and Buyer shall comply with Buyer’s obligations, in each case, set forth in Section 5.04 of the MTA.

Section 5.05                            Closing Conditions.  Except as otherwise set forth in Section 5.04 of the MTA, from the date hereof until the Hong Kong Closing, each party hereto shall use commercially reasonable best efforts to take such actions as are necessary to satisfy the closing conditions set forth in Article VI hereof.

Section 5.06                            Tax Matters.  Meizhou Seller shall comply with the Company’s obligations set forth in Section 5.07 of the MTA with respect to all applicable obligations relating to Meizhou Seller or the Hong Kong Assets.  Buyer shall comply with Buyer’s obligations set forth in Section 5.07 of the MTA.

Section 5.07                            Public Announcements.

(a)                                 Subject to paragraph (b) below, Meizhou Seller shall comply with the Company’s obligations and Buyer shall comply with Buyer’s obligations, in each case, set forth in Section 5.08 of the MTA.

(b)                                 Meizhou Seller shall, at its own cost, procure that a notice of transfer relating to the sale and purchase of the Assets is published in accordance with the provisions of the Transfer of Business (Protection of Creditors) Ordinance (Cap 49, the Laws of Hong Kong); provided that such notice shall be filed as of a date, determined in consultation with Buyer, necessary to give effect to the transactions contemplated by this Agreement as of the Hong Kong

Closing.  Any such notice shall be in the form set out in Attachment 1 and shall be given without prejudice to the rights and obligations of the parties, as against each other, under this Agreement.

Section 5.08                            Public Exclusivity; Non-Competition and Non-Solicitation.  Meizhou Seller shall comply with the Company’s obligations set forth in Sections 5.09, 5.10 and 5.13(b) of the MTA.

Section 5.09                            Further Assurances.  Following the Hong Kong Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.10                            Updates to Disclosure Schedule.  Meizhou Seller shall comply with the Company’s obligations set forth in Section 5.14 of the MTA.

Section 5.11                            Administration of Intercompany Accounts and Customs Handbook.  To facilitate the receipt of the Intercompany Accounts Receivable and the payment of the Intercompany Accounts Payable and otherwise wind-down the transactions set forth in the customs handbook of Meizhou Seller and Carlisle Meizhou and to transition to a new customs handbook of Buyer and Carlisle Meizhou in an effective manner after the Hong Kong Closing Date, Meizhou Seller and Buyer agree as follows:

(a)                                 Meizhou Seller shall receive on behalf of Buyer any monies payable by Carlisle Meizhou to Buyer in respect of the Intercompany Accounts Receivable.  Meizhou Seller shall remit any monies received pursuant to this Section 5.11(a) to Buyer, by wire transfer to a bank account identified in writing by Buyer, within four (4) Business Days following Meizhou Seller’s receipt of funds from Carlisle Meizhou.

(b)                                 Meizhou Seller shall pay on behalf of Buyer any monies payable by Buyer to Carlisle Meizhou in respect of the Intercompany Accounts Payable.  Buyer shall remit all such monies to be paid to Carlisle Meizhou pursuant to this Section 5.11(b) to Meizhou Seller, by wire transfer to a bank account identified in writing Meizhou Seller, not later than four (4) Business Days prior to the due date of each such Intercompany Account Payable.

(c)                                  Meizhou Seller and Buyer shall cooperate with each other to implement mutually agreeable procedures to effectuate the wind-down of the customs handbook of Meizhou Seller and Carlisle Meizhou and transition to a new customs handbook of Buyer and Carlisle Meizhou, including: (i) providing each other with reasonable access to personnel, facilities, services and documentation, and (ii) continuing contract manufacturing services consistent with past practices of Meizhou Seller, Carlisle Meizhou and the relevant Affiliates of the Company.

Section 5.12                            Insurance Matters.

(a)                                 Prior to the date hereof, the Company and its Affiliates have maintained insurance coverage for products liability, general liability and automobile liability provided by third-party insurers (including stop loss, excess liability and umbrella coverage) for certain liabilities of Meizhou Seller relating to products claims, general claims typically insured by a general liability policy and automobile related claims (the “Existing Liabilities”) arising out of occurrences on or prior to the Hong Kong Closing Date (the “Insurance Coverage”).  Meizhou Seller agrees to take such action as may be reasonably necessary to maintain the Insurance Coverage after the Hong Kong Closing Date for the benefit of Buyer and not to voluntarily relinquish or terminate such Insurance Coverage.  In addition, Meizhou Seller agrees to cause the Company to name Buyer as an additional insured under all such Insurance Coverage (other than with respect to the automobile liability policy) effective on the Hong Kong Closing Date with respect to acts, omissions, occurrences, facts, or circumstances existing or occurring on or prior to the Hong Kong Closing Date.  Seller agrees to cause the Company to require its insurer to provide Buyer with a certificate of insurance evidencing such coverage and thirty (30) days’ notice of material change, cancellation, or non-renewal.  To the extent that any claim with respect to any such Existing Liabilities that arises out of any act, omission, occurrence, fact or circumstance existing or occurring on or prior to the Hong Kong Closing Date is made against Buyer and the Insurance Coverage by its terms applies to such claim (any such claim, an “Insurance Coverage Claim”), upon Buyer’s request, Meizhou Seller shall cause the Company to submit such Insurance Coverage Claim upon becoming aware thereof to the insurer under the applicable insurance policy for potential payment and shall use commercially reasonable efforts to obtain the maximum recovery from the provider of the related Insurance Coverage.  Buyer shall reimburse the Company for any applicable out-of-pocket administrative and processing fees or other costs and expenses imposed by the insurer and paid by the Company specifically relating to the submitted Insurance Coverage Claims and the processing thereof.  In addition, Meizhou Seller agrees to and shall cause the Company to cooperate with Buyer to make the benefits of the Insurance Coverage available to Buyer (subject to the terms and conditions of such Insurance Coverage) and continue, from and after the Hong Kong Closing Date, to process such Insurance Coverage Claims in the ordinary course of business in substantially the same manner as similar claims were processed prior to the Hong Kong Closing Date.  In the event that (i) the Company or any of its Affiliates receives any proceeds of the Insurance Coverage with respect to any Insurance Coverage Claims thereunder and (ii) such claim has been paid by Buyer, Meizhou Seller agrees to cause the Company to promptly pay or reimburse Buyer with respect to the amount so paid by Buyer in accordance with this Section 5.12.

(b)                                 With respect to Buyer’s obligation to reimburse the Company for any amounts described in this Section 5.12 (the “Reimbursed Amounts”), Meizhou Seller and Buyer agree that (i) Meizhou Seller shall cause the Company to invoice Buyer on a monthly basis for all Reimbursed Amounts paid or incurred by the Company with appropriate supporting details and (ii) Buyer agrees to pay the amount reflected on such invoices as promptly as practicable and in any event within fifteen (15) days of receipt of any such invoice with appropriate supporting details.

(c)                                  In the event that Buyer or any or its Affiliates or Representatives takes or fails to take any action which results in the Insurance Coverage not being available for any reason with respect to any Insurance Coverage Claim, Meizhou Seller shall cause the Company to notify Buyer in writing as to what action or failure of action caused a suspension of coverage.  Buyer shall have thirty (30) days within which to remedy such action or failure of action.  If no remedy has been effected at the end of such thirty (30) day period, then the obligations of Meizhou Seller and the Company pursuant to this Section 5.12 with respect to any such Insurance Coverage Claim shall terminate and be of no further force and effect.

(d)                                 Buyer expressly acknowledges and agrees that (i) in no event shall Meizhou Seller or the Company be required to pay, or be held responsible for, any self-insured retention amounts or deductibles payable with respect to any Insurance Coverage Claim and (ii) Buyer shall be responsible for all self-insured retention amounts and deductibles payable with respect to any Insurance Coverage Claim.

(e)                                  Buyer acknowledges that effective as of the Hong Kong Closing Date, the Company intends to remove Meizhou Seller and the Hong Kong Assets from the Insurance Coverage to the extent that the Insurance Coverage relates to any occurrences arising at any time after the Hong Kong Closing Date.  Accordingly, Buyer acknowledges that no Insurance Coverage shall be available to Buyer with respect to any injury, loss or damage that Buyer or any third party may suffer as a result of any act, omission, occurrence, fact or circumstance occurring with respect to any period after the Hong Kong Closing Date.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.01                            Conditions to Obligations of All Parties.  The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Hong Kong Closing, of each of the following conditions:

(a)                                 All conditions set forth in Section 6.01 of the MTA shall have been satisfied.

(b)                                 Meizhou Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.02 and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02, in each case, in form and substance reasonably satisfactory to Buyer and Meizhou Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 6.02                            Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Hong Kong Closing, of each of the following conditions:

(a)                                 The representations and warranties of Meizhou Seller contained in Article III shall be true and correct in all material respects as of the Hong Kong Closing Date with the same effect as though made at and as of such date except (i) those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date, (ii) representations and warranties that have qualifications as to materiality or Material Adverse Effect shall be true and correct in all respects, and (iii) the representations and warranties contained in Section 3.01 and Section 3.02(a) shall be true and correct in all respects.

(b)                                 Meizhou Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Hong Kong Closing Date; provided, however, that Meizhou Seller shall have complied in all respects with its obligations under Section 2.01.

(c)                                  Buyer shall have received a certificate, dated the Hong Kong Closing Date and signed by a duly authorized officer of Meizhou Seller, that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied (the “Meizhou Seller Closing Certificate”).

(d)                                 Buyer shall have received that documents, agreements and instruments set forth in Section 2.07(b).

(e)                                  All closing conditions contained in the MTA to which Buyer’s obligations to consummate the transactions contemplated thereunder are subject shall be satisfied.

(f)                                   From and after the date of this Agreement to the Hong Kong Closing Date, there shall have not been a Material Adverse Effect.

Section 6.03                            Conditions to Obligations of Meizhou Seller.  The obligations of Meizhou Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Meizhou Seller’s waiver, at or prior to the Hong Kong Closing, of each of the following conditions:

(a)                                 The representations and warranties of Buyer contained in Article IV shall be true and correct in all material respects as of the Hong Kong Closing Date with the same effect as though made at and as of such date, except (i) those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date, (ii) representations and warranties that have qualifications as to materiality or Material Adverse Effect shall be true and correct in all respects and (iii) the representations and warranties contained in Section 4.01 and Section 4.02(a) shall be true and correct in all respects.

(b)                                 Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Hong Kong Closing Date; provided, however, that Buyer shall have complied in all respects with its obligations under Section 2.07(c)(i).

(c)                                  Meizhou Seller shall have received the documents, agreements and instruments set forth in Section 2.07(c).

(d)                                 All closing conditions contained in the MTA to which the Company’s obligations to consummate the transactions contemplated thereunder are subject shall be satisfied.

(e)                                  Meizhou Seller shall have received a certificate, dated the Hong Kong Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied (the “Buyer Closing Certificate”).

Section 6.04                            Frustration of Closing Conditions.  Neither Buyer nor Meizhou Seller may, for the purposes of terminating this Agreement pursuant to Article VIII hereof, rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of its covenants to cause the Hong Kong Closing to occur required by Section 5.04 and Section 5.05.

ARTICLE VII
INDEMNIFICATION

Section 7.01                            Sole and Exclusive Remedy.  Meizhou Seller shall comply with the Company’s obligations and Buyer shall comply with Buyer’s obligations, in each case, set forth in Article VII of the MTA (subject to the terms and conditions thereof, including Section 7.04 of the MTA).  Subject to Section 9.10(a), the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VII of the MTA.  In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VII of the MTA.  Nothing in this Section 7.01 shall limit any Person’s right to seek and obtain any equitable relief to which any such Person shall be entitled pursuant to Section 9.10(a) or to seek any remedy on account of allegations of fraud by any Person  in connection with the transactions contemplated by this Agreement.

ARTICLE VIII
TERMINATION

Section 8.01                            Termination.  This Agreement shall be terminated at any time prior to the Hong Kong Closing in the event the MTA is terminated in accordance with Article VIII thereof.  This Agreement may be terminated by either party hereto at any time prior to the Hong Kong Closing, by giving written notice of such termination to the other party if there has been a breach of any representation, warranty or covenant made by such other party in this Agreement (a) such that, (i) with respect to a breach by Meizhou Seller, the conditions set forth in Section 6.02(a) or Section 6.02(b) would not be satisfied if it remained uncured, and (ii) with respect to Buyer, the conditions set forth in Section 6.03(a) or Section 6.03(b) would not be satisfied if it remained uncured, and (b) if such breach is curable, which is not cured within 20 days after the giving of written notice thereof; provided, however, that the party giving notice is not, itself, in material breach of its representations, warranties or covenants under this Agreement.

Section 8.02                            Effect of Termination.  Any termination of this Agreement pursuant to Section 8.01 shall be effective immediately as of termination of the MTA in accordance with its terms or upon notice to Meizhou Seller, as applicable.  In the event of the termination of this Agreement in accordance with this Article VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)                                 as set forth in this Article VIII, Section 5.07 and Article IX hereof; and

(b)                                 that nothing herein shall relieve any party hereto from liability for fraud or willful and material breach of any provision hereof.

Meizhou Seller shall comply with the Company’s obligations and agreements in Section 8.03(b) of the MTA; provided that Buyer has satisfied its obligations under Section 8.03 of the MTA.

ARTICLE IX
MISCELLANEOUS

Section 9.01                            Expenses.  All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants shall be paid in accordance with Section 9.01 of the MTA.

Section 9.02                            Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be given and effective in accordance with Section 9.02 of the MTA.  All notices to be delivered by or to Meizhou Seller hereunder shall be effective if given by or to the Company in accordance with Section 9.02 of the MTA.

Section 9.03                            Interpretation.  For purposes of this Agreement:  (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein:  (x) to Articles, Sections, Disclosure Schedule and Exhibits mean the Articles and Sections of, and Disclosure Schedule and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as in effect as of the date hereof, and any regulations promulgated thereunder.  References herein to “$” shall mean U.S. Dollars. References made to Meizhou Seller complying with the obligations under the MTA shall mean that Meizhou Seller shall comply with the Company’s obligations under the MTA (including by causing its Subsidiaries to comply with such obligations) as if it were a party thereto, including obligations relating to Meizhou Seller as a member of the Company Group.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The Disclosure Schedule and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.  Any reference to documents or materials having been “provided to” or “made available to” (or words of similar import) Buyer by Meizhou Seller shall be satisfied by the inclusion of such materials in the Data Room made accessible to Buyer in connection with the negotiation of this Agreement at least two Business Days prior to the date hereof.  The inclusion of any matter disclosed in any section of the Disclosure Schedule to this Agreement shall be deemed to be disclosed with respect to each other representation and warranty to which it relates without the necessity of repetitive disclosure or cross-reference, so long as the applicability of such disclosed matter to another section of the Disclosure Schedule is reasonably apparent on its face.  Inclusion of a matter in the Disclosure Schedule shall expressly not be deemed to constitute an admission by

Meizhou Seller, or otherwise imply, that any such matter is material or creates a measure for materiality for purposes of this Agreement or of any obligation or liability to any third party.

Section 9.04                            Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.05                            Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.06                            Entire Agreement.  This Agreement and the Exhibits and the Disclosure Schedule hereto, together with the MTA and the Transaction Agreements, constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the provisions of this Agreement, the Exhibits, the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule) and the MTA, the provisions of the MTA will control.

Section 9.07                            Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Buyer may assign any of its rights under this Agreement to any of its Affiliates (so long as the Buyer remains obligated hereunder) or to its lenders as collateral security or any acquirer of the Transportation Products Business without the consent of any other Parties hereto.  No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.08                            No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and the members of the Company Group and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.09                            Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.  No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by either party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10                            Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the transactions contemplated hereby and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal Laws of Hong Kong without giving effect to any choice or conflict of Law provision or rule that would cause the application of Laws of any jurisdiction other than those of Hong Kong.

(b)                                 Any dispute, controversy or claim arising out of or relating to this Agreement, including the validity, invalidity, breach or termination thereof, shall be settled by arbitration in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) as in force when the Notice of Arbitration is submitted in accordance with the said HKIAC Rules. The IBA Rules on the Taking of Evidence in International Commercial Arbitration (2010) (the “IBA Rules”) shall apply together with the HKIAC Rules, provided that in the event of any inconsistence the IBA Rules shall prevail, but solely as regards the presentation and reception of evidence. The number of arbitrators shall be determined by the HKIAC Council in accordance with the provisions of the HKIAC Rules.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(C).

Section 9.11                            Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at Law or in equity; provided, however, that Meizhou Seller shall not be entitled to seek specific performance of the obligations of Buyer to consummate the transactions contemplated by this Agreement and the only remedy of Meizhou Seller for any such failure shall be the right to bring an action for payment of the Termination Fee.

Section 9.12                            Counterparts; Delivery by Fax or E-Mail Attachment.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement, and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or as an attachment to an electronic mail message in “pdf” or similar format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail attachment in “pdf” or similar format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or as an attachment to an electronic mail message as a defense to the formation of a contract and each such party forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CARLISLE ASIA PACIFIC LIMITED

By
Name:
Title:

CTP TRANSPORTATION PRODUCTS, LLC

By
Name:
Title:

[Signature Page to Hong Kong APA]